AGREEMENT

Agreement made as of the 31st day of December 2004 by and between Icahn Management LP (the "Management Company or "Employer"), Icahn Onshore LP (the "Onshore GP") and Icahn Offshore LP (the "Offshore GP" and together with the Onshore GP, the "Fund GPs"), Icahn Associates Corp. ("IAC"), High River Limited Partnership ("High River"), and any entity beneficially owned 100% by Carl C. Icahn which has its offices at 767 Fifth Avenue, New York, New York 10153, for so long as it remains beneficially owned 100% by Carl C. Icahn (the "Icahn Entities") (IAC, High River and the Icahn Entities together being the "Icahn Related Entities"), and Vincent J. Intrieri residing at 1675 York Avenue, Unit 4K, New York, NY 10128 ("Employee" or "you").

RECITALS:

The purpose of this agreement (the "Agreement") is to set forth the terms and conditions of Employee's admission as a limited partner of the Fund GPs and of his employment with the Management Company and the Icahn Related Entities.

The Fund GPs provide investment management and certain administrative services to Icahn Partners LP, a Delaware limited partnership (the "Domestic Fund" or "Onshore Fund"), and Icahn Partners Master Fund LP, a Cayman Islands exempted limited partnership (the "Master Fund") that serves as the master fund into which substantially all of the assets of Icahn Fund Ltd., a Cayman Islands company (the "Offshore Fund" and together with the Domestic Fund and the Master Fund, the "Funds") are invested. The Management Company provides certain administrative and management services to the Funds.

Pursuant to the terms of separate management agreements (each a "Management Agreement") with each of the Domestic Fund and the Offshore Fund, the Management Company is entitled to receive management fees on a quarterly basis (the "Management Fees"). Pursuant to the partnership agreements for each of the Domestic Fund and the Master Fund, the Onshore GP and the Offshore GP may receive "Incentive Allocations" (as defined in those partnership agreements).

Employee and the Icahn Related Entities entered into an agreement with the parties hereto dated as of December 30, 2004, and an employment agreement dated as of December 31, 2001, the term of which expires on December 31, 2004 (both such employment agreements, together the "Prior Agreement") which terminated and superseded the first employment agreement between those parties dated October 6, 1998 (the "First Agreement").

The parties hereto desire to enter into this Agreement dated as of the date hereof, which shall and hereby does, terminate and supersede the Prior Agreement. Their relationship shall hereafter be governed exclusively by this Agreement.

In consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. **Employment**: Subject to the terms of this Agreement, each of Employer and the Icahn Related Entities hereby employs Employee to perform the duties described in Section 3 below, and Employee hereby accepts such employment. Employee's title shall be Managing Director.

2. **Admission as Limited Partner**. Employee will be and, hereby is, admitted as a limited partner of each of the Fund GPs as of November 3, 2004. The rights of the Employee as a limited partner shall be limited to those expressly set forth in Sections 2 and 9 and in Sections 11 through 16 below and Employee shall have no other rights as a limited partner of the Fund GPs, whether by virtue of applicable statutory law or otherwise. The duties of the Fund GPs and their respective partners to Employee, as a limited partner of the Fund GPs, shall be limited to those expressly set forth in this Agreement. Employee expressly waives and disclaims any other rights or obligations in favor of Employee. As a condition of such admission, Employee agrees to execute and deliver to the Fund GPs the limited partnership agreement of each Fund GP and all amendments, restatements, supplements or modifications (each limited partnership agreement, as amended, restated, supplemented or modified from time to time, a "Partnership Agreement" and together, the "Partnership Agreements") and all other agreements, documents and certificates related thereto, as may be requested of Employee from time to time. Those agreements, documents and certificates shall include such terms as shall be determined by Carl C. Icahn and his Affiliates in their sole discretion, so long as they are not inconsistent with the rights of Employee expressly set forth in this Agreement. At any time following expiration of the Term (as defined herein) the partnership interests of the Employee in each Fund GP may be terminated by each Fund GP by the giving of written notice thereof to Employee. Such termination shall be effective upon the payment to the Employee of an amount (the "Payment") equal to the Maximum Available Amount (as defined in Section 13 below) as of the date of such notice or $1.00 (one dollar) if the Maximum Available Amount as of that date is $0 or less than $0; provided that if the Employee is 100% vested (as provided in Section 11 hereof) at such time then the Payment shall be equal to the balance of the Employee Capital Account in such Fund GP. The partnership interests of the Employee in the Fund GPs may not, without the consent of the general partner thereof (which may be granted or withheld in its sole and absolute discretion), be directly or indirectly pledged, assigned, hypothecated, transferred or otherwise disposed of. In no event will the Employee be entitled to receive or participate in any distribution from or being made by the Fund GPs except as expressly set forth herein. The Employee shall perform those duties for the Fund GPs contemplated in Section 3 below. Employee will make a capital contribution of $5,000 to each of the Fund GPs.

3. **Duties**. Employee shall be employed to act as a senior executive officer to provide the types of services he has previously provided during his employment with Carl C. Icahn ("Icahn") and his Affiliates, and to perform credit analysis, research, and transaction analysis and such other investment analysis and to perform such other duties, for Employer, the Fund GPs, the Icahn Related Entities or other Affiliates of Icahn as Employer or the Icahn Related Entities shall request from time to time. Employee agrees to devote his full business time and reasonable best efforts to such duties.

4. **Benefits**. During the Term (as defined herein) Employee shall be entitled to 3 weeks of paid vacation annually and shall be entitled to participate in all benefit programs and plans for which he is eligible, which are made available to all senior executive employees of Icahn Related Entities. Additionally, during the Term, Employee shall have the opportunity to invest his personal funds in the Domestic Fund and the Offshore Fund in accordance with the terms of such funds at such time as such Funds are accepting additional funds. Neither such investment, Employee's Management Fee Participation nor Employee's Capital Account (as such terms are defined herein) shall be assessed any management fee, incentive allocation, exit fee, entrance fee or similar fee.

5. **Prior Agreements**. Effective on December 31, 2004 (the "Effective Date"), the Prior Agreement shall terminate and no further obligations and/or entitlements under the Prior Agreement shall exist, provided that Employee shall remain liable for any breach thereof occurring on or prior to the Effective Date.

6. **Term**. The term of employment under this Agreement shall be for a period of seven years commencing on January 1, 2005 and ending on December 31, 2011 unless such employment ceases earlier for any reason (See Section 8 below) (whether: (i) terminated for Cause; (ii) terminated without Cause; (iii) due to death; (iv) or by the action of Employee such as resignation or retirement). For all purposes under this Agreement "Term" shall mean the period from January 1, 2005 through the last day of Employee's employment hereunder.

7. **Cash Compensation**. During the Term, the Icahn Related Entities agree to pay to Employee and Employee agrees to accept, as his cash compensation for all services to be rendered under this Agreement, a base salary at a rate of $400,000 per annum, which shall be earned and payable every two weeks, plus a bonus ("Bonus') (such base salary and Bonus together "Cash Compensation") in respect of each calendar year during the Term, to be paid at Employee's option either in the last month of the same, or the first month of the next, calendar year (except that, with respect to the calendar year ending in the year in which the employment of Employee hereunder ceases, the Bonus shall be paid in the last month of such calendar year). The amount of any and all Bonuses paid or payable under this Section 7 of this Agreement shall be solely within the discretion of the Icahn Related Entities but shall be no less than $1,000,000 and no more than $1,250,000 in respect of each calendar year during the Term. All payments of base salary and Bonus shall be made in cash and shall be subject to applicable deductions, and to payroll and withholding taxes as required by law.

8. **Cash Compensation/Early Termination**.

i) Power of Termination. The Employer or the Icahn Related Entities, or any or all of such entities, may terminate the employment of Employee under this Agreement on behalf of and in respect of all persons employing Employee hereunder, at any time, with Cause, or in the sole and absolute discretion of Employer or the Icahn Related Entities, without Cause. For purposes of this Agreement the term "Cause", shall mean (i) Employee's material breach of this Agreement provided, however, that disability shall not be considered Cause, (ii) Employee's conviction of a criminal violation of Applicable

Law (as hereinafter defined), (iii) Employee's conviction for a felony violation (other than traffic violations), (iv) Employee's conviction for securities law violations, (v) Employee's breach of the confidentiality provision of this Agreement or (vi) Employee's resignation before January 1, 2012. For purposes hereof, the term "Applicable Law" shall mean any law, rule or regulation ("Law") relating in any way to the activity of investing or trading in securities or other Law that is violated during the course of the Employee's performance of services hereunder. Employee shall not be deemed to be in violation of Applicable Law if such violation occurred as a result of action taken at the direction, or with the consent (after full disclosure) of Employer.

ii) <u>Termination for Cause/Resignation</u>. In the event that Employee's employment is terminated for Cause or by the action of Employee such as by resignation or retirement, then the entire amount of the Cash Compensation earned through the date of termination but not yet paid shall be paid to Employee (it being understood and agreed that Employee shall not be entitled to any pro rated Bonus, any Bonus being deemed to be earned only on December 31, of the applicable year of employment if the Employee is still employed hereunder on that date).

iii) <u>Without Cause</u>. In the event that the employment of Employee hereunder is terminated by the Employer or the Icahn Related Entities prior to December 31, 2007 (and not by Employee) without Cause, then Employer shall pay on each normal payroll date to Employee the base salary due to Employee until December 31, 2007, plus a Bonus payment of $1,000,000 each December 31 remaining from the date of termination to and including December 31, 2007. In the event that the employment of Employee hereunder is terminated by the Employer or the Icahn Related Entities without Cause after December 31, 2007, then Employee shall be paid any Cash Compensation earned through the date of termination and not yet paid and a prorated Bonus payment determined by multiplying $1,000,000 by a fraction the numerator of which is the number of days elapsed from the most recent prior January 1 until the date of termination and the denominator of which is 365.

iv) <u>Death</u>. In the event of Employee's death during the Term, Employee's employment hereunder shall cease upon such death and Employer shall pay to Employee's estate the entire amount of base salary earned through the date of Employee's death and a prorated Bonus payment determined by multiplying $1,000,000 by a fraction the numerator of which is the number of days elapsed from the most recent January 1 until the date of death and the denominator of which is 365. Neither the Employee nor the Employee's estate shall be entitled to any further Cash Compensation after the date of death it being understood that this sentence shall not limit the rights of Employee under this Agreement other than the right to receive Cash Compensation pursuant to Section 7 hereof and this Section 8.

9. **<u>Profit Participation</u>**.

i) Subject to all of the terms and provisions of this Agreement (including, without limitation, those relating to vesting and forfeiture), the Employee shall be entitled to receive 2.5% of the Management Fees and 2.5% of the Incentive Allocations earned by

the Management Company or the Fund GPs, respectively, during the period from November 3, 2004 through the last day of the Term (subject to clause 9(ii) below); provided that if, due to any miscalculations or due to the fact that Management Fees are paid in advance, the Management Company or the Fund GP's are at any time required to return or otherwise pay over any portion of such amount to any of the Funds or their investors then the Employee shall be required to return to the Management Company or the Fund GP's, as applicable, its pro rata share of the amounts so returned or paid over. Employer's participation in the Management Fee is a contractual right, as set forth in Section 21(ix) of this Agreement. Employee's participation in the Incentive Allocation shall be reflected by the establishment of a capital account (the "Employee Capital Account") in the name of Employee, as a limited partner, under the Partnership Agreements. All amounts credited to each Employee Capital Account will be invested by the Onshore GP in the Onshore Fund and by the Offshore GP in the Offshore Fund, in each case for the benefit of the Employee Capital Account established in the Onshore GP or Offshore GP, as the case may be. The right of the Employee to participate in each of the Management Fees (the "Management Fee Participation") and the Incentive Allocations (the "Incentive Allocation Participation"), subject to and in accordance with the terms of this Agreement, and in any investment made in respect thereof in accordance with the terms of this Agreement and all returns, earnings and profits thereon, are referred to collectively herein as the "Profit Participation".

ii) Notwithstanding the other provisions of this Agreement, the Employee shall receive a payment on February 3, 2005 of $79,943.00 in cash in satisfaction of its rights in respect of the Management Fees accruing from November 3, 2004 through December 31, 2004 (such amount being paid in respect of the Management Fees paid by the Domestic Fund on November 29 and December 21, 2004 and by the Offshore Fund on January 10, 2005).

iii) Subject to the final sentence of this paragraph, Employee acknowledges and agrees that pursuant to the terms of this Agreement, Employee will only participate in Management Fees and Incentive Allocations earned and allocated from November 3, 2004 until he ceases to be employed hereunder and that if such employment ceases for any reason he will not accrue any further benefit in respect of Management Fees or Incentive Allocations earned or allocated thereafter, nor will he have any ongoing rights or interest in respect of Management Fees or Incentive Allocations earned or allocated on or prior to the date such employment ceases; other than the right to Vested Amounts (as defined below) in respect of Management Fees and Incentive Allocations earned or allocated on or prior to the date such employment ceases (and any investment made in respect thereof, and all returns, earnings and profits thereon made in accordance with the terms of this Agreement). Because Incentive Allocations are made as of year end (other than in the event of dissolution, partner withdrawal or other events specified in the partnership agreements of the Master Fund and the Domestic Fund, in which event such allocations are made as of the date prior to year end specified in such agreement (the periods in respect of which such allocations are made, each a "Short Period")), in the event that the employment of Employee hereunder ceases, his Incentive Allocation Participation under this Agreement will include a pro rated portion of 2.5% of the immediately following Incentive Allocation (based upon the number of days elapsed in

the one year period beginning on January 1 of the year in which such employment ceases until the date employment ceases, divided by 365 (and in the case of a Short Period during which such employment ceases, the number of days elapsed from January 1 of the Short Period until such employment ceases, divided by the total number of days in the Short Period).

10. **Deferral of Management Fee Participation**. To the extent that Employer determines that a deferral of the payment of Management Fee Participation as contemplated herein will not constitute current income of such deferred amount to Employee under applicable federal income tax laws, rules and regulations and Employer is able to engage in such deferral under such laws, rules and regulations, Employee's participation in the Management Fees for each calendar year during the Term and all payments in respect thereof shall be deferred, until at least January 30, 2010 or such later date as shall be set forth in an annual election made by the Employee made no later than December 31st of the preceding calendar year (no such election to exceed 10 years). So long as the Management Agreement with the Offshore Fund is in effect, an amount equal to all amounts of Employee's Management Fee Participation deferred hereunder will, to the extent that Management Company deems such to be possible, also be deferred by Management Company under its Deferred Fee Agreement (as defined below) with the Offshore Fund in accordance with the election of the Employee and the terms of this Agreement. Management Company will direct the Offshore Fund to invest the amount deferred under this Section 10 in the Master Fund to the extent that it is able to do so and if not able to do so, will invest such funds in US Treasury obligations.

Employee has previously elected to defer his entire Management Fee Participation for the period January 1, 2005 through December 31, 2005 until January 30, 2010.

To the extent that Employer determines that a deferral of the payment of Management Fee Participation as contemplated herein for any period from and after January 1, 2006 will or may constitute current income of such deferred amount to Employee under applicable federal law, rules or regulations, or that Employer is not or may not be, able to engage in such deferral under such laws, rules or regulations: (i) the Employee's right to the Management Fee Participation shall be treated in the same manner (but in respect of the Management Company and Employee) as the Incentive Allocation Participation is treated in respect of the Fund GPs and the Employee, including, without limitation, pursuant to Sections 2, 9, 11, 12(ii), 13, 14, 15 and 16 of this Agreement and all of the provisions of such sections shall apply to Employee and the Management Company in the same manner that such provisions apply to the Employee and the Fund GPs and the Employee shall, in such event, be admitted as a limited partner of the Management Company; provided that the capital account so established on behalf of Employee in the Management Company will not be allocated any portion of the cost or expense of operating the Management Company; or (ii) at the election of the Fund GPs, all such rights shall be reflected by the Fund GPs providing Employee with additional rights in the Fund GPs that provide the same economic interest for Employee as contemplated in clause (i) above.

11. **Vesting**. The right of Employee to receive any amounts or payments in respect of the Profit Participation shall be subject to and limited by, all of the terms and provisions of this Agreement. Employee shall have no rights to receive any amounts or payments in respect of the Profit Participation unless, and then only to the extent that, Employee is vested therein in accordance with the terms of this Agreement (such amounts so vested, the "Vested Amount"). During the Term, the Employee's rights in the Profit Participation shall vest on the following schedule:

i) 42.857% shall vest on the Effective Date, provided, however, that any right to the Profit Participation shall be deemed forfeited if (x) Employee is terminated by Employer for Cause prior to December 31, 2007; or (y) Employee terminates his employment, whether by resignation or retirement prior to December 31, 2007, (provided that the death of Employee shall not constitute termination by Employee of such employment).

ii) An additional 14.286% of the Profit Participation shall vest ratably on a monthly basis during the twelve month period ending December 31, 2008.

iii) An additional 14.286% of the Profit Participation shall vest ratably on a monthly basis during the twelve month period ending December 31, 2009.

iv) The remaining 28.571% of the Profit Participation shall vest on December 31, 2009, so that on December 31, 2009 the entire Profit Participation shall be fully vested.

Except as provided in clause (i) above, Employee will only vest in Profit Participation during such periods as he continues to be an employee under this Agreement during the Term. All unvested amounts will be forfeited in all respects by Employee on any cessation of his employment under this Agreement.

12. **Withdrawal**.

i) Management Fee Participation. The then current value (calculated in accordance with the methodology set forth in the Deferred Management Fee Agreement (the "Deferred Fee Agreement) dated December 29, 2004 between the Offshore Fund and the Management Company) of the amounts deferred and invested as contemplated herein in respect of the Vested Amounts of the Management Fee Participation (the "Applicable Amounts") shall be paid to Employee in cash (subject to clause (iv) below):

A) following the last day of the respective deferral period thereof as follows: (i) 95% of the Management Company estimate of the amount due shall be paid promptly (but not more than 10 days) after the last date of such deferral period; and (ii) the balance shall be paid promptly (but not more than 10 days) after the completion of: (x) if the last day of such deferral occurs in the month of January, the preparation of the prior year's audited financial statement of the Offshore Fund; and (y) if the last day of such deferral occurs in any other month, the preparation of the current year's audited financial statement of the Offshore Fund; and

B) as set forth in Schedule A hereto in respect of any Terminating Event (as contemplated in Schedule A) to the extent permissible under applicable law including, without limitation, the New Law (as defined in Section 21(xi) below).

Employee acknowledges that payments are to be made to Employee under this Section 12(i) or otherwise in respect of the Management Fee Participation only with respect to Vested Amounts of the Management Fee Participation, that the term "Applicable Amounts" used herein includes only Vested Amounts of the Management Fee Participation and that in any event no such payment will be made prior to January 1, 2008 for any reason, unless prior to January 1, 2008, Employee dies or his employment hereunder is terminated by Employer without Cause.

ii) Incentive Allocation Participation. Subject to Section 13 below, the then current balance (calculated in accordance with the methodology set forth in the Partnership Agreement of the applicable Fund GP) of the Employee Capital Account, may be withdrawn by the Employee in cash, subject to clause (iv) below (and without payment of any withdrawal fee) upon 90 days prior written notice. Withdrawals are subject to provision by the Fund GPs for all liabilities of the Fund GP in accordance with applicable laws and regulations and holdbacks for estimated accrued expenses, liabilities and contingencies as determined by the Fund GPs (or their applicable general partner) in good faith.

iii) Fees. Payments to Employee pursuant to Section 12(i) or (ii) shall not be diminished by any withdrawal fee.

iv) Segregated Investments. To the extent that any amount to be withdrawn hereunder has been invested in a Segregated Investment (as defined in the partnership agreement of the Master Fund or the Onshore Fund), then any such amount properly to be withdrawn hereunder will be paid as soon as practicable after the Segregated Investment is realized.

13. **Restrictions on Withdrawal**. In no event shall the Employee be entitled to make or receive any withdrawal or distribution from a Fund GP if, and no withdrawal or distribution shall be permitted to be made to Employee to the extent that, after taking such withdrawal or distribution into account, the aggregate distributions and withdrawals to Employee at any time from an Employee Capital Account exceed, the Maximum Withdrawal Amount. The maximum amount that, at the time of determination, Employee is permitted to receive by withdrawal or distribution (other than by Tax Distribution) pursuant to the preceding sentence in respect of any Fund GP, is referred to herein as the "Maximum Available Amount". The term "Maximum Withdrawal Amount" shall mean, with respect to any Employee Capital Account, the aggregate percentage of vesting that has occurred pursuant to Section 11 multiplied by the Hypothetical Account. The term "Hypothetical Account" shall mean the sum of (i) the amount of the applicable Employee Capital Account as of the applicable date of determination (calculated in accordance with the methodology set forth in the Partnership Agreement of the applicable Fund GP); plus (ii) an amount equal to all prior withdrawals and distributions from such account. Employee agrees that he may not make any

withdrawal or receive any distribution from any such capital account, whether or not so vested, prior to January 1, 2008, unless prior to January 1, 2008, Employee dies or his employment hereunder is terminated by Employer, without Cause.

This Section 13, which limits the right of Employee to make withdrawals or receive distributions does not, and shall not be deemed to, limit his right to receive Tax Distributions as contemplated in Sections 15 and 16 below.

14. **Clawback.** Employee agrees that, if prior to the time that the Profit Participation is 100% vested (i) he has received a Tax Distribution and (ii) he has ceased to be employed under this Agreement, then Employee shall pay upon demand to each Fund GP, an amount equal to the Difference. The "Difference" means, with respect to any Fund GP, the amount by which the aggregate distributions and withdrawals made to Employee by such Fund GP exceeds the Maximum Withdrawal Amount on the last day of Employee's employment hereunder, provided that in no event shall the Difference be deemed to exceed the aggregate Tax Distributions made to Employee by such Fund GP. The Fund GPs and the Icahn Related Entities shall be entitled to set off the payment of the Difference from the Employee Capital Accounts or any other assets held or payments owed by any such persons to Employee (so that, for example, amounts payable by Management Company to Employee can be applied to the payment of the Difference). If the Employee's employment has been terminated by Employer for any reason, the sole recourse of a Fund GP in respect of the Difference shall be through such set-offs and the Employee shall not otherwise be obligated to pay the Difference.

15. **Special Distributions**. Employee shall have the right to receive, with respect to each fiscal year of each Fund GP, a distribution from each of his Employee Capital Accounts in an amount equal to his Presumed Tax Liability (as defined below), as determined by the general partners of the applicable Fund GP, arising from allocations in respect of his Employee Capital Account (a "Tax Distribution"). The Fund GP shall distribute to the Employee, if practicable, on February 15th or as soon as practicable thereafter but not later than March 30, after the end of a fiscal year, an amount of cash equal to the Employee's Tax Distribution with respect to such fiscal year.

16. **Presumed Tax Liability**. For purposes of Section 15, "Presumed Tax Liability" with respect to each Employee Capital Account for any fiscal year means the regular U.S. federal, state and local income tax liability, as determined by the general partner of the applicable Fund GP, that would have been imposed on the Employee in respect of allocations arising from such capital account for such fiscal year had such income tax liability for all fiscal years been calculated solely by reference to the items (the "Partnership Items") of income, gain, loss and deduction recognized for income tax purposes and allocated to the Employee with respect to his Employee Capital Account. The Presumed Tax Liability shall be computed using the highest marginal personal income tax rates for such year applicable to the character or type of recognized income or gain (for example, ordinary income, long-term capital gains and dividends) allocated to the Employee, and shall take into account any capital loss or net operating loss carryovers from prior fiscal years which would have been utilizable by the Employee for income tax purposes calculated solely by reference to the Partnership Items. For purposes of this

Section 16, any net capital loss or net operating loss calculated for any fiscal year by reference to the Partnership Items shall be carried forward (other than any such loss which is applied pursuant to the following sentence). At the election and in the discretion of the general partner of each Fund GP, if for any fiscal year the Employee has a taxable loss computed by reference to the Partnership Items of an Employee Capital Account and taxable income computed by reference to the Partnership Items of another Employee Capital Account, the Presumed Tax Liability of the account which generated net taxable income shall be computed by taking into account all the Partnership Items of the capital account which generated a net taxable loss. Unless otherwise notified by Employee, it shall be assumed that the Employee is a resident of New York City for income tax purposes.

17. **Representations and Warranties**. Employee represents as follows:

i) To the best of his knowledge, except as known to Employer, he is not a party to, or involved in, or under investigation in, any pending or threatened litigation, proceeding or investigation of any governmental body or authority or any private person, corporation or other entity.

ii) Employee has never been suspended, censured or otherwise subjected to any disciplinary action or other proceeding by any State, other governmental entities, agencies or self-regulatory organizations.

iii) Employee is not subject to any restriction whatsoever which would cause him to not be able fully to fulfill his duties under this Agreement.

18. **Confidentiality of Information**. Except as otherwise required by law, Employee agrees that he will at all times keep material non-public or competitively sensitive information obtained as a result of his employment hereunder confidential. In addition, Employee acknowledges that the performance of the Other Parties and their Affiliates and the rates of return of all such persons (where such measurements are applicable) are and shall be the result of the efforts, skill, knowledge and interaction of all of Employer's traders, analysts and other personnel. Except as required to obtain contractual payments pursuant to the terms of this Agreement, Employee agrees not to disclose the performance results of the Funds, the Icahn Related Entities or other Icahn Affiliates (unless such information is already publicly available other than as the result of a breach of this Agreement by Employee) or represent that he is responsible for those results or that he or his positions achieved any particular rate of return for any of such persons. Employee may describe his employment history with Employer and his job responsibilities with Employer, so long as such description is consistent with the foregoing sentence. In addition, during and after the termination of this Agreement, Employee will keep confidential personal and otherwise non-public information about Mr. Icahn and/or his family.

19. **Competitive Services**. During the three year period following the Effective Date, Employee agrees that he will not seek, consider, discuss with, and/or accept employment with any other person, firm or other entity in which employment Employee is expected to

or will render Competitive Services (as defined below), except in the event that Employee's employment is terminated by Employer for any reason. For the purposes of this Agreement, "Competitive Services" shall mean acting in any position, whether engaged in retail or wholesale activities, in a firm or in a public or private fund (whether such firm or fund engages in either the buy or sell side or both) or otherwise, where Employee has a role relating to the purchase of investments directly or indirectly in distressed securities or other high yield securities or special investments or where Employee provides advice to the firm or its clients or customers regarding such distressed or other high yield securities or regarding bankruptcies or reorganizations.

Anything in this Agreement to the contrary notwithstanding, at any time that Employer has an obligation to pay Employee Cash Compensation during any period during which Employee is no longer employed pursuant to this Agreement, then such obligation to pay shall be reduced dollar for dollar by any amount of compensation of any kind of character which Employee receives from any source whatsoever for services of any kind rendered by Employee to any other person, firm or other entity, whether or not related to the types of services Employee renders to Employer under this Agreement.

20. **Remedy for Breach.** Employee hereby acknowledges that the provisions of Sections 18 and 19 of this Agreement are reasonable and necessary for the protection of the other parties hereto (the "Other Parties") and their Affiliates and are not unduly burdensome to Employee and that Employee acknowledges such obligations under such covenants. Employee further acknowledges that the Other Parties and their respective Affiliates will be irreparably harmed if such covenants are not specifically enforced. Accordingly, Employee agrees that, in addition to any other relief to which the Other Parties may be entitled, including claims for damages, the Other Parties shall be entitled to seek and obtain injunctive relief (without the requirement of any bond) from a court of competent jurisdiction for the purpose of restraining Employee from an actual or threatened breach of such covenants.

21. **Miscellaneous.**

i) Affiliate. For purposes of this Agreement the term "Affiliate" (or a person or entity "Affiliated" with another person or entity) and "control" (including the terms "controlling," "controlled by" and "under common control with") shall have the meanings set forth in Rule 405 of Regulation C of the Securities Act of 1933, as amended.

ii) Entire Agreement. This Agreement supersedes any and all existing agreements, oral or written, between Employee and any of the Other Parties relating to the terms and conditions of Employee's employment with the Management Company and Employee's admission as a limited partner of each of the Fund GPs or any participation in any of the economic benefits arising from or relating to, the Funds. Employee is not entitled to any other payments or benefits from any of the Other Parties except as expressly provided for herein.

iii) Amendments and Waivers. No provisions of this Agreement may be amended, modified, waived or discharged except as agreed to in writing by Employee and the Other Parties. The failure of a party to insist upon strict adherence to any term or provision of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or provision or any other term or provision of this Agreement. Notwithstanding anything herein to the contrary, the Other Parties may amend this Agreement (and such amendment shall be binding upon Employee) at any time, retroactively or otherwise, without Employee's consent to comply with Section 409A of the Code and the Regulations thereunder. Employer will take such actions as Employer considers reasonable (without any obligation to pay money) in order to help mitigate the adverse effect of any such amendment.

iv) Deferred Fee Agreement. Nothing under the Deferred Fee Agreement will change the rights of Employee under this Agreement.

v) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and/or to be performed in that State, without regard to any choice of law provisions thereof. All disputes arising out of or related to this Agreement shall be submitted to the state and federal courts of New York, and each party irrevocably consents to such personal jurisdiction and waives all objections thereto, but does so only for the purposes of this Agreement.

vi) Severability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

vii) Judicial Modification. If any court or arbitrator determines that any of the covenants in Sections 18 or 19, or any part of any of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any court or arbitrator determines that any of such covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court or arbitrator shall reduce such scope to the extent necessary to make such covenants valid and enforceable.

viii) Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon the successors and assign of the Other Parties. Employee may not sell, convey, assign, transfer or otherwise dispose of, directly or indirectly, any of the rights, claims, powers or interest established hereunder (including, without limitation, any Profit Participation or partnership or membership interest) other than with the prior written consent (which may be granted or withheld in their sole and absolute discretion) of the Management Company and Carl C. Icahn, provided that the same may, upon the death of Employee, be transferred by will or intestate succession, to his estate, executors, administrators or heirs, whose rights therein shall for all purposes be deemed subject to the terms of this Agreement.

ix) Title to Deferred Amounts. This Agreement constitutes a contractual obligation to make payments in the future in respect of the deferred Management Fees. Title to and beneficial ownership of any assets, whether cash or investments, in respect of each Management Fee shall at all times remain in the Management Company, and Employee shall not have any property interest whatsoever in any of such assets. Nothing contained in this Agreement and no action taken pursuant to the provisions of this Agreement shall create or be construed to create a trust of any kind, or a fiduciary relationship between any Employer and the Employee. Any amount of Management Fee which may be invested under the provisions of this Agreement shall continue for all purposes to be a part of the general assets of the Management Company and subject to the claims of its general creditors, and no person other than the Management Company shall by virtue of the provisions of this Agreement have any interest in such amount. To the extent Employee acquires a right to receive all or a portion of any Management Fee under this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Management Company.

Notwithstanding any provision to the contrary herein, no provision in this Agreement shall create or be construed to create any claim, right or cause of action against the Management Company or its Affiliates or their respective officers, directors, owners, managers, or advisors arising from any diminution in value in connection with the investment of such Management Fee or the Incentive Allocation in accordance with this Agreement.

x) No Assignment of Management Fee. The right of Employee to the payment of all or a portion of any Management Fee under this Agreement (and any right of the Management Company to any portion of such fee invested in any subaccount with the Master Fund in respect of that portion of such fees in which Employee is entitled to participate hereunder) shall in no event be assigned, transferred, pledged or encumbered, either by Employee or Management Company, and any attempted assignment, transfer, pledge or encumbrance shall be null and void.

xi) New Law. Employee agrees to (and will enter into any agreement that the Fund GP determines is appropriate to reflect) any changes made by any of the Other Parties to the terms hereof and of any related or associated document or agreement if such Other Party determines, in its sole discretion, that such changes are necessary to comply with Section 409A (the "New Law") of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations (the "Regulations") and other guidance of general applicability that is issued thereunder. Those changes will be made in a manner to produce a result, so far as is practical, not inconsistent with the rights of Employee expressly set forth in this Agreement. Employee hereby acknowledges that at all times the deferral of the payment of Management Fee Participation pursuant hereto will be operated in accordance with the requirements of the New Law, to the extent the New Law applies to amounts deferred as contemplated herein.

In addition, Employee hereby agrees and acknowledges that the provisions of this Agreement that allow for the payment of amounts to Employee upon the termination of Employee's service, death, disability and the occurrence of an

unforeseeable emergency will not apply or be available if the Employer determines, in its sole discretions, that the same is advisable in connection with or to assure compliance with, the New Law. Employer shall take the actions contemplated in the final paragraph of Section 10 of this Agreement and such other actions as Employer considers reasonable (without any obligation to pay money) in order to help to mitigate the effect of the foregoing sentence.

Employee is aware that deferral elections are irrevocable by Employee except to the extent allowed by Employer, in its sole discretion, and permissible under the New Law.

xii) Taxes. All payments to Employee shall be subject to applicable deductions, payroll and withholdings taxes, as required by law.

22. Other

i) Employee recognizes that the business of the Employer and the Icahn Related Entities requires that he be on call at any time and as a result Employee is required to maintain an office at his residence which is equipped with a dedicated phone line, fax, personal computer and such other reasonable office equipment which Employee deems to be necessary to conduct the Employers and the Icahn Related Entities business at home.

ii) Employee recognizes that Employer and the Icahn Related Entities may request from time to time that Employee serve on Boards of Directors or as an employee or officer of one or more entities. Should Employee accept such service, Employer and the Icahn Related Entities agree to indemnify and hold harmless the Employee for such requested service. Any remuneration or other property obtained as a result of such service shall remain the property of the Employee.

iii) Employee shall follow all policies and procedures and compliance manuals adopted by or in respect of any or all of the Funds, the Fund GPs or the Other Parties. In addition, and not in limitation of the foregoing, Employee agrees to give IAC in writing a list of new personal investments, other than mutual fund investments, to be made by him in any securities and shall prior to the time of placing such orders give IAC reasons for making such personal investments and a list of such orders in writing. Employee shall make no personal investment in a security knowingly, which, in the reasonable written opinion of the Icahn Related Entities at such time of notification by Employee conflicts with an existing investment of the Icahn Related Entities or materially interferes with Employee's ability to conduct his duties. Employee may not knowingly take contrary stock positions or make contrary trades with respect to existing investments of the Icahn Related Entities. With respect to companies in which the Icahn Related Entities and Employee are co-invested and together own greater than 5% where Employee's co-investment is subject to 13D reporting requirements, Employee shall obtain IAC's written consent prior to unilaterally selling Employee's position. With respect to public companies in which the Icahn Related Entities and Employee are co-invested but together own less than 5%, Employee shall also obtain IAC's written consent prior to unilaterally selling his position, provided such consent by IAC shall not be unreasonably withheld

and is provided within two days of when consent is sought. Employee shall disclose to IAC any information regarding Employee necessary to make filings with governmental and/or regulatory authorities.

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In WITNESS WHEREOF, undersigned have executed this Agreement as of the date first written above.

EMPLOYEE

Vincent J. Intrieri

Vincent J. Intrieri

Icahn Management LP
By: Carl Icahn
Name:
Title: Authorized Signatory

Icahn Onshore LP
By: Carl Icahn
Name:
Title: Authorized Signatory

Icahn Offshore LP
By: Carl Icahn
Name:
Title: Authorized Signatory

ICAHN RELATED ENTITIES

By: Carl Icahn
Carl C. Icahn

[Signature page to Vince Intrieri Employment Agreement.]

December 31, 2004

{88883\1010\1/28/2005\00517515v13}

Schedule A

Terminating Events

(a) If a Terminating Event occurs, amounts shall be paid to Employee as follows:

(I) Ninety-five percent (95%) of the Applicable Amounts shall be paid to the Employee within 100 days after the month in which a Terminating Event, as described in subsections b(I), (II), (III), (IV) or (VI) below, occurs. The remainder of such amounts shall be paid to Employee promptly after the completion of the audited financial statements of the Offshore Fund for the fiscal year which includes the date upon which such Terminating Event occurs.

(II) Upon the occurrence of a Terminating Event described in subsection b(V) hereof, 95% of the amount determined by the Management Company pursuant to that subsection to be the amount necessary to satisfy the financial need giving rise to such Terminating Event shall be paid to Employee within 100 days after the month in which such Terminating Event occurs. The remainder of such amounts shall be paid to Employee promptly after the completion of the audited financial statements of the Offshore Fund for the Fiscal Year which includes the date upon which such Terminating Event occurs.

(b) The following events shall each constitute "Terminating Events":

(I) Solely to the extent permissible under the New Law, the termination of the Management Agreement, unless within 30 days of such termination, the Management Agreement is renewed or the Offshore Fund (or its successor) and the Management Company (or its Affiliate, defined for these purposes as any entity controlling, controlled by, or under common control with the Management Company) enter into a new agreement with substantially the same terms as the Management Agreement;

(II) Solely to the extent permissible under the New Law, the dissolution or liquidation of the Offshore Fund;

(III) the death or disability (as defined in Section 409A(a)(2)(C) of the Code and the Regulations thereunder) of the Employee;

(IV) Solely to the extent permissible under the New Law, except to the extent that Section 409A of the Code and the applicable Regulations provide to the contrary, the employment of the Employee with the Management Company ceases for any reason (whether it is terminated for Cause, terminated without Cause or by the action of Employee such as resignation or retirement (death and disability being addressed in clause b(II) above)), provided, however, that there shall be no Terminating Event if Employee becomes a partner or employee, as the case may be, of the Management Company within 30 days of the termination of such employment or membership;

(V) written notification by the Employee to the Management Company of an Unforeseeable Emergency (as defined in Section 409A(a)(2)(B)(ii) of the Code and the Regulations thereunder, provided that such term shall not include "disability" as defined in clause b(II) above) with respect to Employee, a determination by the Board of the Management Company (or equivalent body) and the Board of the Offshore Fund that such an Unforeseeable Emergency in fact exists, and a determination by the Board of the Management Company (or equivalent body) and the Board of the Offshore Fund as to the amount needed to satisfy the financial need giving rise to such Unforeseeable Emergency, provided, however, that such amount shall not exceed the amount described in Section 409A(a)(2)(B)(ii)(II) of the Code and the Regulations thereunder; and

(VI) Solely to the extent permissible under the New Law, presentation by the Management Company of satisfactory evidence of a change in the applicable tax law or the interpretation thereof, or a final determination by the Internal Revenue Service which, in the opinion of the Board of the Offshore Fund would cause the Management Company to be subject to current income taxes with respect to applicable amounts.